EXHIBIT 10.20
FILT RED, INC. EXECUTIVE SEVERANCE PLAN
Effective ____________, 2022
1.Purpose. The purpose of the Plan is to provide certain executives and other key employees of the Company with certain compensation and benefits as set forth herein in the event such employee’s employment with the Company or a Subsidiary is terminated in certain circumstances.
2.Definitions. In addition to other terms defined elsewhere herein, the following terms shall have the following meanings, such meanings to be equally applicable to both the singular and plural forms of the terms defined.
a.“Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Board.
b.“Annual Base Salary” means the Participant’s rate of annual base salary as in effect immediately prior to the date of Termination.
c.“Annual Bonus” means the performance-based cash bonus awarded to a Participant with respect to a fiscal year of the Company.
d.“Chief Executive Officer” means the Chief Executive Officer of the Company designated as such by the Board from time to time.
e. “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.
f.“Officer” means any “officer,” as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, of the Company, and any other executive who reports directly to the Chief Executive Officer.
g.“Participant” shall have the meaning given in Section 3.
h.“Plan Administrator” means the Talent Management and Compensation Committee of the Board of Directors of the Company.
i.“Release” means a separation of employment agreement and general release, in the form as provided by the Company, which may include provisions obligating the Participant to comply with covenants regarding confidentiality, non-solicitation, non-competition, and non-disparagement.
j.“Severance Benefits” means the payments and benefits described in Section 4.
k.“Severance Period” means (i) in the case of the Chief Executive Officer, a period of twenty-four (24) months following the date of Termination, and (ii) in the case of all other Participants, a period of twelve (12) months following the date of Termination.
l.“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity.
m.“Termination” means a termination of employment from the Company and its Affiliates, provided such termination also constitutes a “separation from service” within the meaning of Code Section 409A.
n.“Termination for Cause” means a Termination due to any of the following: (i) a material violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or the Company’s or an Affiliate’s code of ethics or other policy governing the Participant’s conduct, as then in effect; (ii)

conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, or the Participant’s refusal to perform the duties and responsibilities of the Participant’s job; (iii) any conduct that does, or is reasonably likely to, bring the Company or an Affiliate negative publicity or cause financial or reputational harm to the Company or an Affiliate; (iv) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, including but not limited to theft of Company or Affiliate property; (v) violation of any federal, state or local law in connection with the Participant’s employment or service; (vi) breach of any fiduciary duty to the Company or an Affiliate; (vii) embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment or service; or (viii) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.
o.“Termination Without Cause” means a Termination initiated by the Company or a Subsidiary other than a Termination for Cause.
3.Eligibility. “Participants” in this Plan shall consist of the Chief Executive Officer, all other individuals who are Officers, and any other individual who is approved for participation hereunder by the Plan Administrator.
4.Severance Benefits. In the event of a Participant’s Termination Without Cause, provided the Participant has complied with the obligations set forth in Section 5, the Company shall:
a.During the Severance Period:
i.continue to pay the Participant’s Base Salary in accordance with the Company’s regular payroll schedule for similarly-situated employees; provided that, while the effectiveness of the Release is pending, payments shall be suspended, and such suspended amounts shall be accumulated and paid (without interest) on the first pay date that occurs following the date such Release becomes effective;
ii.continue the coverage of the Participant (and the Participant’s eligible dependents) under the Company’s group health plans, subject to the Participant’s timely payment of contributions required at the same rate as is charged to active employees for the same coverage. This period of post-termination coverage shall count as COBRA coverage;
iii.pay the cost of outplacement services for the Participant at the outplacement agency that the Company regularly uses for such purpose or, provided the Chief Human Resources Officer of the Company provides prior approval, at an outplacement agency selected by the Participant; and
iv.continue to cover the Participant under the Company’s financial counselling program as in effect for similarly-situated executives.
b.Pay the Participant’s Annual Bonus that was earned for the year prior to the year of the Participant’s Termination, if not yet paid, at the same time that such bonus is payable to other Company executives; and
c.Pay the Participant’s Annual Bonus for the year in which the Termination occurs, to the extent earned based on the level of achievement of the performance goals established for such year, but pro-rated to reflect the number of days in the year the Participant was employed; such amount to be paid at the same time that such bonus, if any, is payable to other Company executives.
For the avoidance of doubt, in the event of a Participant’s Termination for Cause or separation from employment for any reason other than a Termination Without Cause, no payments or other benefits shall be provided under the Plan.
5.Conditions for Severance Pay and Benefits. A Participant’s right to receive the Severance Benefits is expressly conditioned on the occurrence of the following:

a. Execution by the Participant of the Release by the deadline established by the Company and, if applicable, non-revocation of the Release during the period specified therein;
b.Compliance by the Participant with all the terms and conditions of such Release;
c.The Participant having complied with any confidentiality, non-solicitation, non-competition, and non-disparagement covenants in effect with the Company or any Affiliate;
d.The Participant satisfying the notice obligation described in Section 8; and
e.The Company does not become aware, following the Participant’s Termination, of an act or omission of the Participant that would have been grounds for a Termination for Cause pursuant to Section 2(n)(i) through (vi).
If the Plan Administrator determines, in its sole discretion, that the Participant has not fully complied with the requirements of this Section 5, then the Company may discontinue the Severance Benefits, and may require the Participant, by providing the Participant with written notice of such repayment obligation, to repay any portion of the Severance Benefits already received under the Plan that were paid from and after the date of any such failure to comply. If the Company notifies a Participant that repayment of all or any portion of the Severance Benefits is required, then such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. The remedy afforded the Company hereunder shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have for a breach of any restrictive covenant agreement in effect with the Participant and/or the Release.
6.Nonexclusivity of Rights. This Plan is intended to supersede the provisions of any other severance plan or policy that specifically provides the same type or types of benefits as are described herein; provided that the provisions of the FILT Red, Inc. Executive Change of Control Severance Plan shall apply in lieu hereof during the Change of Control Protection Period, as defined in such plan. Amounts which are vested benefits or which a Participant is otherwise entitled to receive under any other plan, policy, practice or program of, or any contract or agreement with, the Company or any Affiliates which are not superseded by this Plan (including but not limited to rights under equity awards), shall be payable in accordance with such plan, policy, practice or program or contract or agreement.
7.Offset. The Company shall have the right to offset from any payments due hereunder any amount that the Participant owes to the Company or any Affiliate, provided such offset does not violate Code Section 409A.
8.Reduction or Discontinuance of Severance Benefits. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan. Notwithstanding the foregoing, however, if the Participant does obtain other employment (including self-employment) or provides services as a director or consultant during the Severance Period, then:
a.Any cash Severance Benefits payable to a Participant pursuant to Section 4(a)(i) shall be reduced on a dollar-for-dollar basis by the amount of any salary, bonus and other compensation Participant receives from providing services as an employee, director or consultant (including self-employment) during the Severance Period;
b.Upon the date Participant becomes eligible to participate in a group health plan of a new employer, the Severance Benefits described in Section ~~4~~(a)(ii) shall terminate; and
c.Upon the date Participant obtains other employment or self-employment, the Severance Benefits described in Section ~~4~~(a)(iii) and (iv) shall terminate.
A Participant shall promptly notify the Company of any engagement as an employee (including self-employment), director or consultant following the Participant’s Termination Without Cause and shall provide the Company with such information and documentation as is reasonably requested by the Company to administer the provisions of this Section 8.
9.Code Section 409A.

a.The Severance Benefits payable under this Plan are intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A to the maximum extent permitted by Code Section 409A.
b.Notwithstanding any provision of the Plan to the contrary, to the extent required by Code Section 409A:
i.if a Participant is a “specified employee” within the meaning of Code Section 409A, then no Severance Benefits shall be paid or provided to the Participant during the six (6) months after the Participant’s Termination. In such case, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within thirty (30) days after the end of the six (6)-month period, without interest or other adjustment to account for the delayed payment. If the Participant dies during the six (6)-month period, then the amounts withheld on account of Code Section 409A shall be paid to the Participant’s estate within sixty (60) days after the Company’s receipt of notice of the Participant’s death;
ii.payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A;
iii.all reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the period of time specified in the Plan, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under this Plan; and
iv.if the period during which the Participant may consider executing or revoking the Release spans two calendar years, in no event may Severance Benefits be provided until the second calendar year.
c.For purposes of Code Section 409A, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments.
10.Administration.
a.The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretionary authority to interpret the provisions of the Plan, establish rules and regulations with respect to the administrator of the Plan, determine the forms to be used under the Plan, and take any other action deemed necessary or desirable to administer the Plan. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Benefits, to one or more named administrator(s).
b.The Plan Administrator shall determine the rights of any Participant to any Severance Benefits hereunder. Any Participant who believes that benefits are due to such individual under the Plan which have not been paid (or such individual’s duly authorized representative, a “Claimant”), may file a claim in writing with the Plan Administrator within 180 days of the date such payment hereunder would have been paid had it been due. The Plan Administrator shall, no later than ninety (90) days after the receipt of a claim, either allow or deny the claim by written notice to the claimant.
c.A Claimant whose claim is denied may, within sixty (60) days after receipt of denial of his claim, request a review of such denial by the Plan Administrator by filing a written request for review of such claim. If the Claimant does not file a request for review with the Plan Administrator within such sixty (60)-day period, the Claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on the claim. If a written request for review is so filed within such sixty (60)-day period, the Plan Administrator shall conduct a full and fair review of such claim. During such full review, the Claimant shall be given the opportunity to review documents that are pertinent to Claimant’s claim and to submit issues and comments in writing. The Plan Administrator shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such sixty (60)-day period, the claim shall be deemed to have been denied on review.
11.Successors.
a.Benefits under this Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
b.This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.
c.The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise. For the avoidance of doubt, no Participant shall be deemed to have undergone a Termination solely by virtue of a transfer of his or her employment from the Company to any such successor in connection with a succession to all or substantially all of the assets of the Company.
12.Miscellaneous.
a.This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, and where applicable, the Employee Retirement Income Security Act of 1974, as amended. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
b.This Plan may be terminated, amended or modified by the Board at any time; provided that in the event a Participant experiences a Termination Without Cause, no termination, amendment or modification of the Plan after such date that adversely affects the rights of a Participant hereunder shall be given effect unless the written consent of the Participant thereto is obtained. All references to a Participant in this subsection (b) shall include the Participant’s successors or legal representatives.
c.The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.
d.The Company may withhold from any amounts payable under this Plan such federal, state, local or foreign taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation.
e.The Participant’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right the Participant may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.
f.All the foregoing potential Severance Benefits shall be communicated to each Participant in this Plan and shall be generally described in filings with the Securities and Exchange Commission and to the shareholders of the Company, all to the extent deemed necessary or desirable by the Company, in order that each Participant shall be deemed to have continued his employment with the Company hereafter in good faith reliance upon this Plan.